U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     Form 3
             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

                               Lee Ronald Swanson
                            Name of Reporting Person

                                  7084 Miramar
                           San Diego, California 92121
                           Address of Reporting Person

                                  July 14, 1998
                                  Date of Event

                        Greenland Corporation (OTC:GLCP)
                                   Issuer Name

                             President and Director
                   Relationship of Reporting Person to Issuer

                              One Reporting Person
                        Individual or Joint/Group Filing

                                  Common Stock
                                Title of Security

                                     150,000
                     Amount of Securities Beneficially Owned

                                Direct Ownership

Table II - Derivative Securities Beneficially Owned (e.g. puts, calls, warrants, options, convertible securities) Does not apply.

/s/ Lee Ronald Swanson              7/22/98
Reporting Person                    Date